Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194382
PROSPECTUS

6,250,000 Shares of Common Stock
This prospectus relates to the offer for sale by existing holders of our common stock named in this prospectus of 6,250,000 shares of our common stock, par value $0.01 per share. The existing holders of our common stock are referred to as the selling stockholders throughout this prospectus. All references to “Alimera Sciences,” “Alimera,” the “Company,” “we,” “us,” “our,” or similar references refer to Alimera Sciences, Inc., and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated.
All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, negotiated or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sales of shares of common stock by the selling stockholders. We have agreed to pay all fees and expenses incurred by us incident to the registration of our common stock, including SEC filing fees. The selling stockholders will be responsible for all costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts.
Our common stock is currently traded on The NASDAQ Global Market under the symbol “ALIM.” On April 16, 2014, the last reported sales price for our common stock was $6.30 per share.
Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” on page 5 of this prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 17, 2014.

i

ABOUT THIS PROSPECTUS
This prospectus, which is part of a registration statement filed with the SEC, does not contain all of the information set forth or incorporated by reference in the registration statement or the exhibits filed therewith. Statements contained or incorporated by reference in this prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement, the exhibits filed with the registration statement and the documents incorporated by reference therein. See “Where You Can Find Additional Information” and “Information Incorporated by Reference.”
You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, and, if made, such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.
You should assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or other offering materials is accurate only as of the dates of those documents or documents incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY
This summary highlights information included or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. Before making an investment decision, you should read carefully this entire prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find Additional Information” on page 10 of this prospectus.
Our Business
Alimera Sciences, Inc., and its subsidiaries (we, Alimera or the Company), is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. We are presently focused on diseases affecting the back of the eye, or retina, because we believe these diseases are not well treated with current therapies and represent a significant market opportunity.
Our only commercial product is ILUVIEN®, which has received marketing authorization in Austria, the United Kingdom, Portugal, France, Germany and Spain, and has been recommended for marketing authorization in Italy, for the treatment of vision impairment associated with chronic diabetic macular edema (DME) considered insufficiently responsive to available therapies. DME is a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness. ILUVIEN is the first product approved for chronic DME in the United Kingdom and European Union (EU). ILUVIEN has not been approved by the U.S. Food and Drug Administration (FDA).
We launched ILUVIEN in the United Kingdom and Germany, in April and May of 2013, respectively, and currently plan to launch ILUVIEN in France in 2014. To date, the majority of our sales have been in Germany. We were able to launch in Germany without price restriction, but continue to work with the statutory health insurance funds in Germany to streamline reimbursement for ILUVIEN.
In January 2013, the United Kingdom’s National Institute for Health and Care Excellence (NICE) published final guidance for England and Wales indicating that ILUVIEN does not satisfy NICE’s definition of cost effectiveness for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies given the cost of £5,500. We submitted a simple patient access scheme (PAS) for ILUVIEN to NICE for consideration under its rapid review facility. In October 2013, the NICE Appraisal Committee issued a positive Final Appraisal Determination recommending ILUVIEN funding for the treatment of pseudophakic eyes (eyes with an artificial lens), in chronic DME patients that are insufficiently responsive to available therapies and the final technology appraisal guidance was published in November 2013. The technology appraisal guidance reverses the published guidance issued by NICE in January 2013, and takes into consideration the PAS. NICE requires clinical commissioning groups, National Health Service (NHS) England and local public health authorities to comply with the recommendations in the final guidance within three months of its date of publication. We began receiving orders for ILUVIEN from several NHS facilities in January 2014, indicating early implementation of the NICE guidance in certain NHS facilities. Further, in February 2014, the Scottish Medicines Consortium, after completing its assessment and review of a similar simple PAS, announced that is has accepted ILUVIEN for restricted use within the NHS Scotland.
In July 2013, the Transparency Commission (Commission de la Transparence or CT) of the French National Health Authority (Haute Autorite de Sante) issued a favorable opinion for the reimbursement and hospital listing of ILUVIEN by the French National Health Insurance for the treatment of chronic DME considered insufficiently responsive to available therapies. In the opinion, ILUVIEN was deemed as providing a “moderate medical benefit” as defined by the Service Medical Rendu. As a result, when we agree on a price with the French authorities, patients will be reimbursed for 100% of the cost of ILUVIEN under the Affection de Longue Duree, a specific program for severe chronic diseases such as diabetes. When comparing the clinical benefit of ILUVIEN to existing therapies (Amelioration du Service Medical Rendu or ASMR), the CT rated the product at “level IV” which will be used in considering the price and any reimbursement conditions for ILUVIEN in France.
In September 2013, we submitted an application to the Medicines and Healthcare Products Regulatory Agency (MHRA) in the United Kingdom, as the Reference Member State, for ten additional EU country approvals through the Mutual Recognition Procedure.
We submitted a New Drug Application (NDA) in June 2010 for ILUVIEN in the U.S. with the FDA. We resubmitted our NDA in May 2011 and April 2013 to address matters raised in the FDA’s Complete Response Letters (CRLs) relating to the NDA. In October 2013, we received a third CRL from the FDA stating that the NDA could not be approved in its current form. In the third CRL, the FDA identified clinical and statistical deficiencies and indicated that the benefits of ILUVIEN did not outweigh its risks. Further, the FDA also indicated that results from a new clinical trial would need to be submitted, together with at least 12 months of follow-up data for all enrolled patients, to support certain indications previously discussed with the FDA. The FDA suggested that a meeting with the Dermatologic and Ophthalmic Drugs Advisory Committee may be of assistance in addressing the deficiencies identified above and providing advice whether a patient population can be identified in which the benefits of the drug product might outweigh the risks. In the third CRL, the FDA referenced deficiencies in the methods and controls used for the drug product at the facility where ILUVIEN is manufactured. We do not believe that these deficiencies will affect our European commercial supply of ILUVIEN. We and our third-party manufacturer are in the process of resolving these deficiencies.
We were notified of a January 2014 meeting of the Advisory Committee shortly after the issuance of the third CRL. In a subsequent communication with the FDA, we believe we clarified that the purpose of the Advisory Committee meeting was to consider the benefits and risks of ILUVIEN based on existing data available from our two completed Phase 3 pivotal clinical trials (collectively, our FAME Study). Further discussion with the FDA in preparation for the Advisory Committee resulted in labeling discussions for ILUVIEN, and we and the FDA agreed that the Advisory Committee was no longer necessary. We intend to submit a response to the third CRL in the first quarter of 2014 to include a new proposed label, address concerns the FDA raised regarding the facility at which ILUVIEN is manufactured, and provide a safety update on ILUVIEN, which will include data from ILUVIEN patients and from physician experience with the ILUVIEN applicator in the United Kingdom and Germany, where ILUVIEN is commercially available. The FDA has indicated that we will not be required to conduct any new clinical trials in connection with the FDA’s review of this submission.
ILUVIEN is an intravitreal implant that treats patients by delivering a consistent sub-microgram daily dose of the non-proprietary corticosteroid fluocinolone acetonide (FAc) in the eye, which is sustained and therapeutically effective through 36 months. ILUVIEN is inserted in a non-surgical procedure employing a device with a 25-gauge needle which allows for a self-sealing wound. In approved European countries, the procedure is performed in a hospital or private clinic setting. If approved in the U.S., the non-surgical procedure will be performed in the retinal specialist’s office. In the treatment of chronic DME with an intraocular corticosteroid, we believe that delivering therapeutic levels and mitigating the typical side effects can only be achieved by delivering drug to the back of the eye where DME occurs, and minimizing exposure in the front of the eye, where the typical side effects take place. To achieve this, ILUVIEN is inserted in the back of the patient’s eye to a placement site that uses the eye’s natural fluid dynamics to focus drug delivery in the back of the eye.  Therefore, we believe ILUVIEN delivers a sustained therapeutic effect in chronic DME, and an adverse event profile that is predictable and manageable by a retinal physician.
Our commercialization strategy is to establish ILUVIEN as a leading therapy for vision loss in chronic DME patients and subsequently for any other indications for which ILUVIEN is proven safe and effective. We are led by an executive team with extensive development and commercialization expertise with ophthalmic products including the launch and management of Visudyne, the first pharmacological treatment indicated for patients with wet AMD. We intend to capitalize on our management’s experience and expertise to market ILUVIEN and other potential eye care products, when, where and if such drugs receive regulatory approval. We have hired additional ophthalmic and specialty product managers in Europe. We launched ILUVIEN in the United Kingdom and Germany, in April and May of 2013, respectively, and currently plan to launch ILUVIEN in France in 2014. We also plan to commercialize ILUVIEN, directly or with a partner, in Austria, Italy, Portugal and Spain, with potential expansion into other EU and non-EU countries pending future applicable regulatory approvals. If ILUVIEN is approved by the FDA, we intend to commercialize ILUVIEN directly to physicians and retina centers across the U.S. through specialty distributors and specialty pharmacies.
Company Information
We are a Delaware corporation incorporated on June 4, 2003. Our principal executive office is located at 6120 Windward Parkway, Suite 290, Alpharetta, Georgia 30005 and our telephone number is (678) 990-5740. Our website address is www.alimerasciences.com. The information contained in, or that can be accessed through, our website is not part of this report and should not be considered part of this report.
Description of the Private Placement
On January 31, 2014, we consummated a private placement of an aggregate of 6,250,000 shares of our common stock to “accredited investors” as defined by Rule 501(a) promulgated under the Securities Act pursuant to an exemption from registration provided by Regulation D promulgated under the Securities Act. In accordance with the registration rights we granted in connection with the private placement, we are registering for resale by the selling stockholders described herein the shares of our common stock issued in the private placement.

THE OFFERING

Common stock offered by the selling stockholders	Up to 6,250,000 shares of our common stock.

Common stock outstanding prior to the offering	37,910,991(1)

Common stock to be outstanding after the offering	37,910,991(1)

Use of Proceeds	We will not receive any proceeds from the sales of shares of common stock by the selling stockholders.

The NASDAQ Global Market Symbol	Our common stock is currently traded on The NASDAQ Global Market under the symbol “ALIM.”

(1)	Based upon the total number of issued and outstanding shares as of February 28, 2014.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider the specific risks described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC that are incorporated by reference into this prospectus. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find Additional Information” and “Information Incorporated by Reference” on pages 10 and 11, respectively, of this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.
FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference in these documents contain forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “continue,” “contemplate,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Many important factors affect our ability to achieve our objectives, including:

•	uncertainty as to our ability to commercialize ILUVIEN in the European Union (EU);

•	our limited sales and marketing infrastructure;

•	delay in or failure to obtain regulatory approval of ILUVIEN or any future products or product candidates;

•	our inability to successfully market and sell ILUVIEN following regulatory approval in additional markets;

•	uncertainty as to the pricing and reimbursement guidelines for ILUVIEN or any future products or product candidates, including ILUVIEN in the various EU countries;

•	uncertainty as to the relationship between the benefits of ILUVIEN or any future products or product candidates and the risks of their side-effect profiles;

•	dependence on third-party manufacturers to manufacture ILUVIEN or any future products or product candidates in sufficient quantities and quality;

•	the extent of government regulations;

•	uncertainty of clinical trial results;

•	our ability to operate our business in compliance with the covenants and restrictions that we are subject to under our credit facility; and

•	our ability to raise sufficient additional financing.
In addition, you should refer to the section of this prospectus entitled “Risk Factors” as well as the documents we have incorporated by reference for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

USE OF PROCEEDS
The selling stockholders will receive all of the proceeds from this offering. We will not receive any proceeds from the sales of shares of common stock by the selling stockholders.
DIVIDEND POLICY
To date, we have paid no cash dividends to our stockholders and we do not expect to pay cash dividends in the foreseeable future on our shares of common stock and are restricted from doing so under our existing loan documents.
PLAN OF DISTRIBUTION
The common stock being offered for resale by the selling stockholders under this prospectus consists of 6,250,000 shares of our common stock acquired by the investors in our private placement which closed on January 31, 2014, with gross proceeds to us of approximately $37.5 million. The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the common stock covered hereby (the “shares”) or their interests in the shares on The NASDAQ Global Market or any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	through one or more underwriters on a firm commitment or best efforts basis;

•	through the writing of options on shares, whether the options are listed on an options exchange or otherwise;

•	by pledge to secure debts and other obligations or on foreclosure of a pledge

•	block trades in which the broker-dealer will attempt to sell the shares as an agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also, to the extent permitted under Rule 105 of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), sell shares of their common stock short and deliver these securities to close out their short positions, or loan or pledge shares of their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups, other than in connection with the closing of the securities purchase agreements by and between various selling stockholders and the Company, which, in the aggregate, would exceed eight percent (8%).
Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. The Company will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
We are required to pay all fees and expenses incident to the registration of the shares. We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise. We are also required to pay certain fees and expenses of the selling stockholders incurred in connection with the sale of their shares of common stock, including certain fees and expenses of legal counsel and underwriters (excluding any underwriting discounts or commissions). In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. We have agreed to register or qualify the selling stockholder’s shares in these states as necessary, subject to certain restrictions. We have agreed to use our commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (i) the date that all Registrable Securities covered by such Registration Statement have been sold or can be sold publicly without restriction or limitation under Rule 144 (including, without limitation, the requirement to be in compliance with Rule 144(c)(1)) or (ii) the date that is two (2) years following January 31, 2014.

SELLING STOCKHOLDERS
This prospectus covers the resale of shares of our common stock, which we sold in a private placement to the selling stockholders as “accredited investors” as defined by Rule 501(a) promulgated under the Securities Act pursuant to an exemption from registration provided by Regulation D promulgated under the Securities Act. The selling stockholders may from time to time offer and sell under this prospectus any part of, all or none of the shares listed below. We are required, under the securities purchase agreement governing the private placement, to register for resale the shares of our common stock described in the table below. We are registering the shares to permit each selling stockholder to resell the shares when such stockholder deems appropriate, subject to the restrictions on transfer set forth under “Plan of Distribution.”
The following table provides information regarding the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders and the number of shares of common stock they are offering. Except as set forth below, none of the selling stockholders nor any of their respective affiliates, officers, directors or principal equity holders has held any position or office or had any other material relationship with us or our affiliates within the past three years. This information has been obtained from the selling stockholders or in Schedules 13G or 13D and other public documents filed with the SEC. Except as otherwise indicated, we believe the selling stockholders listed in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Beneficial Owner	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned Following Offering (1)(2)	Percentage of Common Stock Beneficially Owned Following Offering (1)(2)
Owners with respect to which Great Point Partners, LLC acts as investment manager (3)	1,500,000	1,500,000	0	0%
Entities Affiliated with OrbiMed Capital LLC (4)	1,500,000	1,500,000	0	0%
Entities Affiliated with Longwood Capital Partners LLC (5)	750,000	750,000	0	0%
RA Capital Healthcare Fund, LP	551,667	551,667	0	0%
Entities Affiliated with Deerfield Management (6)	583,333	583,333	0	0%
New Leaf Ventures II, L.P.	500,000	500,000	0	0%
Sabby Healthcare Volatility Master Fund, Ltd. (7)	500,000	500,000	0	0%
Alyeska Master Fund, L.P.	125,000	125,000	0	0%
venBio Select Fund LLC	125,000	125,000	0	0%
Blackwell Partners LLC	115,000	115,000	0	0%

*	Represents less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC, and generally includes securities held by persons who have sole or shared voting power or investment power with respect to those securities, and includes securities that are or will become exercisable within 60 days after February 28, 2014. Calculated on the basis of 37,910,991 shares of common stock, which is the number of shares of our common stock outstanding as of February 28, 2014.

(2)
Shares beneficially owned assumes all shares offered hereby are sold by the selling stockholders. The selling stockholders may offer and sell all, part of or none of the common stock covered by this prospectus, but no estimates can be made as to the amount of shares of common stock that will be held by the selling stockholders after the completion of this offering.

(3)
Shareholdings consist of 621,937 shares of common stock held by BioMedical Value Fund, L.P.; 382,731 shares of common stock held by BioMedical Offshore Value Fund, Ltd.; 256,729 shares of common stock held by Class D Series of GEF-PS, L.P.; 191,365 shares of common stock held by BioMedical Institutional Value Fund, L.P.; 36,969 shares of common stock held by WS Investments II, LLC; and 10,269 shares of common stock held by David J. Morrison. Great Point Partners, LLC acts as the investment manager with respect to the securities owned by such owners, and therefore has voting and investment power with respect to such securities. Great Point Partners, LLC, disclaims beneficial ownership of such securities, except to the extent of its pecuniary interests therein.

(4)
Shareholdings consist of 720,000 shares of common stock held by OrbiMed Partners Master Fund Limited; 670,000 shares of common stock held by OrbiMed Partners II, L.P.; and 110,000 shares of common stock held by Summer Street Life Sciences Hedge Fund Investors, LLC. The securities owned by entities affiliated with OrbiMed Capital LLC are subject to the voting and investment control of OrbiMed Capital LLC, the investment manager for these entities or their affiliates.

(5)
Shareholdings consist of 500,000 shares of common stock held by Three Arch Opportunity Fund; and 250,000 shares of common stock held by 2B LLC. The securities owned by entities affiliated with Longwood Capital Partners LLC are subject to the voting and investment control of Longwood Capital Partners LLC, the investment advisors for these entities or their affiliates.

(6)
Shareholdings consist of 207,667 shares of common stock held by Deerfield Private Design International II, L.P.; 181,222 shares of common stock held by Deerfield Private Design Fund II, L.P.; 107,333 shares of common stock held by Deerfield Special Situations Fund, L.P.; and 87,111 shares of common stock held by Deerfield Special Situations International Master Fund, L.P. James E. Flynn, with an address at 780 Third Avenue, 37th Floor, New York, New York 10017, has voting and dispositive power over these shares.

(7)
Sabby Management, LLC serves as the investment manager of Sabby Healthcare Volatility Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities covered by the Form S-3 except to the extent of its pecuniary interest therein.

DESCRIPTION OF SECURITIES
The class of securities offered under this prospectus is our common stock, which has been registered pursuant to Section 12 of the Exchange Act.
LEGAL MATTERS
The validity of the securities being offered hereby will be passed upon by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Waltham, Massachusetts. Counsel representing any underwriters, dealers, agents will be named in the applicable prospectus supplement.
EXPERTS
The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed a registration statement on Form S-3 under the Securities Act with the SEC. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. We also file reports, proxy statements, and other information with the SEC to comply with the Exchange Act and these reports, proxy statements, and other information, as well as the registration statement, can be inspected on the Internet at www.alimerasciences.com or through the SEC’s website at www.sec.gov. You may read and copy any document which we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of Public Reference Room by calling the SEC at 1-800-SEC-0330. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at www.sec.gov, send a fax to 1-202-772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference the information we file with them under certain conditions, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus and any prospectus supplement and any information that we file with the SEC subsequent to this prospectus will automatically update and supersede this information. Our Exchange Act reports are filed under SEC file number 001-33151. The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 6, 2014.

•	Our current reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 28, 2014, February 3, 2014 and February 27, 2014.

•
The description of our common stock contained in our registration statement on Form 8-A (File No. 001-34703) filed under the Exchange Act on April 19, 2010, including any amendment or reports filed for the purpose of updating such descriptions.

 All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this prospectus, through the date declared effective, until the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference into this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with the SEC rules. These documents that we file later with the SEC and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.
We will provide to any person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, at no cost to the requesting party, upon request to us in writing or by telephone using the following information:

Alimera Sciences, Inc.
6120 Windward Parkway, Suite 290
Alpharetta, GA 30005
Attn: Secretary of the Company
(678) 990-5740